Exhibit 5.1

Reed Smith Centre 225 Fifth Avenue Pittsburgh, PA 15222-2716 +1 412 288 3131 Fax +1 412 288 3063 reedsmith.com

December 11, 2024

F.N.B. Corporation

626 Washington Place

Pittsburgh, Pennsylvania 15219

Ladies and Gentlemen:

We have acted as counsel to F.N.B. Corporation, a Pennsylvania corporation (the “Company”), in connection with the proposed issuance and sale by the Company of $500,000,000 aggregate principal amount of the Company’s 5.722% Fixed Rate/Floating Rate Senior Notes due 2030 (the “Notes”) pursuant to the Underwriting Agreement dated December 11, 2024, by and among the Company and Morgan Stanley & Co. LLC and BofA Securities, Inc., as representatives of the several Underwriters named in Schedule I thereto, (the “Underwriting Agreement”). The Notes are to be issued pursuant to the Indenture dated as of February 24, 2020 (the “Base Indenture”), by and between the Company and Wilmington Trust, National Association, as Trustee (the “Trustee”), as supplemented and amended by the Third Supplemental Indenture thereto dated as of December 11, 2024 (the “Third Supplemental Indenture”), by and between the Company and the Trustee. The Base Indenture, as amended and supplemented by the Third Supplemental Indenture, is referred to herein as the “Indenture.”

In rendering this opinion, we have examined copies of the following documents:

1. The Underwriting Agreement;

2. The Company’s Registration Statement on Form S-3 (File No. 333-281868) (together with the base prospectus with respect to the offering from time to time of Common Stock, Preferred Stock, Debt Securities, Depositary Shares, Warrants, Purchase Contracts and Units (the “Base Prospectus”) contained therein, the “Registration Statement”) in the form in which it was filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”);

3. The Preliminary Prospectus Supplement relating to the Notes, dated December 4, 2024, in the form in which it was filed by the Company with the Commission pursuant to Rule 424(b) promulgated under the Securities Act;

4. The Pricing Term Sheet relating to the Notes, dated December 4, 2024, in the form in which it was filed by the Company with the Commission pursuant to Rule 433 promulgated under the Securities Act;

5. The Final Prospectus Supplement relating to the Notes, dated December 4, 2024, in the form in which it was filed by the Company with the Commission pursuant to Rule 424(b) promulgated under the Securities Act (the “Prospectus”);

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6. The Company’s Articles of Incorporation and Bylaws, in each case as amended through the date hereof;

7. The Indenture; and

8. The form of global note representing the Notes.

We have also reviewed and relied upon such other documents, proceedings and records relating to the Company and the authorization, issuance and sale of the Notes, and certificates of public officials, as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein. As to certain factual matters, we have relied, to the extent we deemed appropriate, upon the representations, warranties and agreements of the Company set forth in the Underwriting Agreement. In the course of such examination, we have assumed the genuineness of all signatures, the authenticity of the originals of the documents submitted, and the conformity to original and certified documents of all copies submitted to us as copies.

On the basis of the foregoing, and subject to the assumptions, qualifications, exceptions and limitations set forth herein, we are of the opinion that, the Notes have been duly authorized for issuance under the Indenture and duly executed by the Company and, when duly authenticated by the Trustee in accordance with the Indenture and delivered to the Underwriters against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued and will constitute valid and legally binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms.

The opinion expressed above is subject to the following assumptions, exceptions, and qualifications (i) laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, moratorium and other similar laws and decisions relating to or affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law), and (iii) standards and concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief. Such principles are of general application, and in applying such principles a court, among other things, might decline to order the Company to perform covenants. We express no opinion with respect to the validity, binding effect or enforceability of any provisions in the Indenture or the Notes with respect to waiver, delay, extension or omission of notice or enforcement of rights or remedies, waivers of defenses or waivers of benefits of stay, extension, moratorium, redemption, statutes of limitations or other non-waivable benefits provided by operation of law. In addition, the enforceability of any exculpatory, indemnification or contribution provisions contained in the Indenture may be limited by applicable law or public policy.

The foregoing opinion is limited to the law of the State of New York and the Business Corporation Law of 1988 of the Commonwealth of Pennsylvania.

The opinion expressed herein is given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issuance of the Notes.

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We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed by the Company with the Commission on the date hereof and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Reed Smith LLP

REED SMITH LLP